UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CARDIOVASCULAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDIOVASCULAR SYSTEMS, INC.

651 Campus Drive

St. Paul, Minnesota 55112

Telephone: 877-CSI-0360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 25, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. (the “Company”) on Tuesday, October 25, 2011, at 10:00 a.m. (Central Daylight Time) at the Company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112, for the following purposes:

1. To elect as Class III directors to hold office until the fiscal 2014 Annual Meeting of Stockholders, the following three nominees recommended by the Board of Directors: Geoffrey O. Hartzler, M.D., David L. Martin and Glen D. Nelson, M.D.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2012.

3. To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

4. To determine, on an advisory basis, whether the preferred frequency of the stockholder advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.

5. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is August 30, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

David L. Martin

President, Chief Executive Officer and Director

St. Paul, Minnesota

September 12, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in this proxy statement. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voting instruction card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 25, 2011:

The Proxy Statement and Fiscal 2011 Annual Report to Stockholders are

available at http://www.csi360proxy.com

CARDIOVASCULAR SYSTEMS, INC.

651 Campus Drive

St. Paul, Minnesota 55112

Telephone: 877-CSI-0360

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 25, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Cardiovascular Systems, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112, on Tuesday, October 25, 2011, at 10:00 a.m. (Central Daylight Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about September 12, 2011 to our beneficial owners and stockholders of record who owned our common stock at the close of business on August 30, 2011. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to both our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on August 30, 2011 will be entitled to vote at the Annual Meeting. On the record date, there were 17,696,121 shares of common stock of the Company outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on August 30, 2011, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on August 30, 2011, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•

Election of the following three nominees recommended by the Board of Directors to be Class III directors and to hold office until the fiscal 2014 Annual Meeting of Stockholders: Geoffrey O. Hartzler, M.D., David L. Martin and Glen D. Nelson, M.D.

•	Ratification of the selection by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2012.

•	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.

•

Determination, on an advisory basis, whether the preferred frequency of the stockholder advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years or every three years.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, you may vote “For” or “Against” or abstain from voting. For the advisory vote on named executive officer compensation, you may vote “For” or “Against” or abstain from voting. For the advisory vote regarding the preferred frequency of an advisory vote on named executive officer compensation, you may vote that such vote be taken every one, two or three years, or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, if you received paper copies of the proxy materials, vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to our offices, please call 877-CSI-0360.

•

If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on October 24, 2011, to be counted.

•

To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on October 24, 2011, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of August 30, 2011. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of the selection of PricewaterhouseCooopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2012, “For” the advisory vote on named executive officer compensation, and for “3 years” for the preferred frequency of an advisory vote on named executive officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2011 Annual Report to Stockholders are available at http://www.csi360proxy.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes for director elections; “For” and “Against” votes and abstentions for auditor selection ratification; “For” and “Against” votes and abstentions and broker non-votes for the advisory vote on named executive officer compensation; and, frequency votes, abstentions and broker non-votes for the frequency vote on named executive officer compensation. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is currently considered a routine matter. The election of directors, advisory vote on named executive officer compensation and frequency vote on named executive officer compensation are currently considered non-routine matters under the rules of the New York Stock Exchange.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of Class III directors, who are elected by a plurality, the three nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2012, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3, regarding named executive officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

•

Proposal 4, regarding the preferred frequency of an advisory vote on named executive officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 17,696,121 shares outstanding and entitled to vote. Thus, the holders of 8,848,061 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the meeting.

When are stockholder proposals due for the Fiscal 2012 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be presented at the fiscal 2012 Annual Meeting must be submitted in writing to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112, and received no later than May 15, 2012, to be includable in the Company’s proxy statement and related proxy for the fiscal 2012 Annual Meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. Additionally, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the fiscal 2012 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on June 27, 2012, and no later than the close of business on July 27, 2012, and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

EXPLANATORY NOTE

We were incorporated as Replidyne, Inc. in Delaware in 2000. On February 25, 2009, Replidyne, Inc. (“Replidyne”) completed its business combination with Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-MN”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne (“Merger Sub”), and CSI-MN (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into CSI-MN, with CSI-MN continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Replidyne. At the effective time of the merger, Replidyne changed its name to Cardiovascular Systems, Inc. (“CSI”) and CSI-MN changed its name to CSI Minnesota, Inc. Following the merger of Merger Sub with CSI-MN, CSI-MN merged with and into CSI, with CSI continuing after the merger as the surviving corporation. These transactions are referred to herein as the “merger.” Immediately following the effective time of the merger, former CSI-MN stockholders owned approximately 80.2% of the outstanding common stock of CSI, and Replidyne stockholders owned approximately 19.8% of the outstanding common stock of CSI. Unless the context otherwise requires or as otherwise stated herein, all references herein to the “Company,” “CSI,” “we,” “us” and “our” refer to CSI-MN prior to the completion of the merger and to CSI following the completion of the merger and the name change, and all references to “Replidyne” refer to Replidyne prior to the completion of the merger and the name change.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The term of office of the Class III directors expires at the Annual Meeting. The Governance/Nominating Committee recommended to the Board, and the Board has set the number of Class III directors at three and has nominated Geoffrey O. Hartzler, M.D., David L. Martin and Glen D. Nelson, M.D. for election at the Annual Meeting. Messrs. Hartzler, Martin and Nelson have been members of CSI’s Board of Directors since 2002, 2006 and 2003, respectively. If elected at the Annual Meeting, each of these nominees would serve until the fiscal 2014 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting at which a quorum is present. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography for each nominee for Class III director and each person whose term of office as a Class I or Class II director will continue after the Annual Meeting.

Name	Age(1)	Position
Class I Directors:
Edward Brown(2)(3)	48	Director
Augustine Lawlor(4)	55	Director
Class II Directors:
Brent G. Blackey(4)	52	Director
John H. Friedman(3)	58	Director
Leslie L. Trigg(3)	40	Director
Class III Directors:
Geoffrey O. Hartzler, M.D.(2)(4)	64	Director
David L. Martin	47	President, Chief Executive Officer and Director
Glen D. Nelson, M.D.(2)	74	Chairman

(1)	As of the date of this proxy statement.

(2)	Member of the Governance/Nominating Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Audit Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL 2014 ANNUAL MEETING

Glen D. Nelson, M.D.    Dr. Nelson has been a member of CSI’s Board of Directors since 2003 and CSI’s Chairman since August 2007. Since 2002, Dr. Nelson has been Chairman of GDN Holdings, LLC, a private investment company of which he is the sole owner. Dr. Nelson was a member of the board of directors of Medtronic, Inc. from 1980 until 2002. Dr. Nelson joined Medtronic as Executive Vice President in 1986, and he was elected Vice Chairman in 1988, a position held until his retirement in 2002. Before joining Medtronic, Dr. Nelson practiced surgery from 1969 to 1986. Dr. Nelson was Chairman of the Board and Chief Executive Officer of American MedCenters, Inc. from 1984 to 1986. Dr. Nelson also was Chairman, President and Chief Executive Officer of the Park Nicollet Medical Center, a large multi-specialty group practice in Minneapolis, Minnesota, from 1975 to 1986. Dr. Nelson serves as a director for 13 private companies. Dr. Nelson has previously served in the past five years on the board of directors of The Travelers Companies, Inc., DexCom, Inc. and Angiotech Pharmaceuticals, Inc., all of which were publicly-held companies when Dr. Nelson was on their boards. We believe that Dr. Nelson’s extensive experience in medicine and the medical device industry and previous positions of leadership and service as a board member of several companies provide invaluable contributions to our Board.

Geoffrey O. Hartzler, M.D.    Dr. Hartzler has been a member of CSI’s Board of Directors since 2002. Dr. Hartzler is a cardiologist who commenced practice in 1974, serving from 1980 to 1995 as a Consulting Cardiologist with the Mid America Heart Institute of St. Luke’s Hospital in Kansas City, Missouri. Dr. Hartzler has co-founded three medical product companies, including Ventritex Inc. Most recently, he served as Chairman of the Board of IntraLuminal Therapeutics, Inc. from 1997 to 2004 and Vice Chairman from 2004 to 2006. Dr. Hartzler has also served as a consultant or director to over a dozen business entities, some of which are medical device companies. We believe that Dr. Hartzler’s extensive experience in medicine and the medical device industry enable him to provide valuable insight and knowledge to our Board.

David L. Martin.    Mr. Martin has been CSI’s President and Chief Executive Officer since February 2007, and a director since August 2006. Mr. Martin also served as CSI’s Interim Chief Financial Officer from January 2008 to April 2008. Prior to joining CSI, Mr. Martin was Chief Operating Officer of FoxHollow Technologies, Inc. from January 2004 to February 2006, Executive Vice President of Sales and Marketing of FoxHollow Technologies, Inc. from January 2003 to January 2004, Vice President of Global Sales and

International Operations at CardioVention Inc. from October 2001 to May 2002, Vice President of Global Sales for RITA Medical Systems, Inc. from March 2000 to October 2001 and Director of U.S. Sales, Cardiac Surgery for Guidant Corporation from September 1999 to March 2000. Mr. Martin has also held sales and sales management positions for The Procter & Gamble Company and Boston Scientific Corporation. Among other attributes, skills and qualifications, we believe Mr. Martin is uniquely qualified to serve as a director because, as the Company’s President and Chief Executive Officer, he is the person most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the execution of strategy.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2012 ANNUAL MEETING

Edward Brown.    Mr. Brown has been a member of CSI’s Board of Directors since February 2009. Mr. Brown was a member of Replidyne’s Board of Directors from May 2007 to February 2009. Mr. Brown currently serves as a Senior Advisor to Health Evolution Partners. Mr. Brown was previously a Managing Director at TPG Growth from 2007 to 2009 and a Managing Director and co-founder of HealthCare Investment Partners, a private equity fund focused on healthcare investments, from 2004 to 2007. Before HealthCare Investment Partners, Mr. Brown was a Managing Director in the healthcare group of Credit Suisse Group where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown previously served on the public company boards of Angiotech Pharmaceuticals Inc., from January 2007 to June 2011, Oculus Innovative Sciences, Inc., from September 2005 to June 2008, and Replidyne, Inc., from May 2007 to February 2009. We believe that Mr. Brown’s leadership experience with investment firms and his service as a board member of public companies enable him to bring valuable insight and knowledge to our Board.

Augustine Lawlor.    Mr. Lawlor has been a member of CSI’s Board of Directors since February 2009. He was a member of Replidyne’s Board of Directors from March 2002 to February 2009. Since 2007, Mr. Lawlor has been the Managing Partner of HealthCare Ventures LLC, where he was a Managing Director from 2000 to 2007. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc. and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor is a member of the board of directors of Human Genome Sciences, Inc., a publicly-held company. Mr. Lawlor previously served on the board of directors of Replidyne, Inc., a publicly-held company, from March 2002 to February 2009. We believe that Mr. Lawlor’s leadership experience with investment firms and his service as a board member of public companies enable him to bring valuable insight and knowledge to our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2013 ANNUAL MEETING

Brent G. Blackey.    Mr. Blackey has been a member of CSI’s Board of Directors since 2007. Since 2004, Mr. Blackey has served as the President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004, Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Since April 2006, Mr. Blackey has served on the board of directors of Datalink Corporation, a publicly-held company. Mr. Blackey also serves on the Board of Overseers for the University of Minnesota, Carlson School of Management. We believe that Mr. Blackey’s accounting background, experience as an executive officer and his service as a board member of a public company are strong endorsements for membership on our Board and invaluable to his role as our audit committee financial expert and Chairman of the Audit Committee.

John H. Friedman.    Mr. Friedman has been a member of CSI’s Board of Directors since 2006. Mr. Friedman is the Managing Partner of the Easton Capital Investment Group, a private equity firm. Prior to founding Easton Capital, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a $200 million private equity fund geared towards expansion financings and recapitalizations, from 1989 to 1992. Prior to founding Security Pacific, Mr. Friedman served in various positions with E.M. Warburg, Pincus & Co., Inc. from 1981 to 1989, the last of which was Managing Director. Mr. Friedman has also served as a Managing Director of Atrium Capital Corp., an investment firm. Mr. Friedman currently serves on the board of directors of Trellis Bioscience, LLC, Promedior, Inc., Experimed Bioscience, Inc., Ventralfix, Inc.,

Within3 and iTherX Inc., all of which are privately-held companies. Mr. Friedman has previously served in the past five years on the board of directors of Renovis, Inc., Comverse Technology, Inc., YM Biosciences Inc., Conor Medsystems Inc. and Acorda Therapeutics Inc., all of which were publicly-held companies when Mr. Friedman was on their boards. We believe that Mr. Friedman’s extensive leadership experience with investment firms and service as a director of several companies make him a valued member of our Board.

Leslie L. Trigg.    Ms. Trigg has been a member of CSI’s Board of Directors since 2010. Ms. Trigg currently serves as Executive Vice President, Marketing and Commercial Strategy for Lutonix, a medical device company in the drug-coated balloon space. Ms. Trigg held the positions of Chief Business Officer and Sr. Vice President, Sales & Marketing of AccessClosure, Inc. between September 2006 and June 2009. Before joining AccessClosure, Ms. Trigg was the Vice President, Marketing for FoxHollow Technologies, Inc. from March 2003 to August 2006, Business Unit Director at Cytyc Corporation from November 2001 to September 2002, and Director, Market Development at Pro-Duct Health, Inc. from July 2000 to November 2001. Ms. Trigg has also held marketing positions for Guidant Corporation. We believe that Ms. Trigg’s experience as an executive officer of several public and private companies in the medical device industry make her a valued member of our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, nominee, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors, following the determination of the Governance/Nominating Committee, has affirmatively determined that the following directors and nominees are independent within the meaning of the applicable Nasdaq listing standards: Messrs. Blackey, Brown, Friedman, and Lawlor, Ms. Trigg and Drs. Hartzler and Nelson. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Martin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

We have separate individuals serving as Chairman of the Board and as President and Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The President and CEO is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the President and CEO, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management direction of the Company by the President and CEO.

OVERSIGHT OF RISK MANAGEMENT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While the Compensation Committee addresses risk by setting compensation within the range of what the Company can manage and what is competitive, the Compensation Committee did not formally undertake a “risk assessment.” The Audit Committee oversees our internal controls and regularly assesses financial and accounting processes and risks. The Governance/Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted the Cardiovascular Systems, Inc. Code of Ethics and Business Conduct that applies to all officers, directors and employees, which was last amended on February 24, 2011. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics and Business Conduct, as amended, was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed with the SEC on September 12, 2011 and is available on our website at http://www.csi360.com in the “Investors” section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by posting such information on our website at the web address and location specified above.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Cardiovascular Systems, Inc. Board of Directors Attention: Secretary 651 Campus Drive St. Paul, MN 55112

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend annual meetings of stockholders. Our Chairman, Dr. Glen D. Nelson, and President and Chief Executive Officer, David L. Martin, were the directors of the Company who attended our last annual meeting of stockholders on November 18, 2010.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the fiscal year ended June 30, 2011. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2011, the Board of Directors maintained three standing committees: the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The following table provides membership and meeting information for fiscal 2011 for each of the committees of the Board of Directors in existence through June 30, 2011:

Name	Audit		Compensation		Governance/ Nominating
Brent G. Blackey	X	*
Edward Brown			X		X	*
John H. Friedman			X	*
Geoffrey O. Hartzler, M.D.	X				X
Augustine Lawlor	X
David L. Martin
Glen D. Nelson, M.D.					X
Leslie Trigg			X

Total meetings in fiscal 2011	7		6		6

*	Committee Chairperson

Below is a description of each committee of the Board of Directors as such committees are presently constituted. The Board of Directors has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee of the Board of Directors is composed of Brent G. Blackey, Chair, Geoffrey O. Hartzler, M.D. and Augustine Lawlor. The Board of Directors has adopted an Audit Committee Charter, which was last amended on April 29, 2009 and is available on our website at http://www.csi360.com in the “Investors” section. The functions of this Audit Committee include, among other things:

•	serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•

coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and, to the extent the Company has an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department; and

•

communicating directly with the independent auditors, the financial and senior management, the internal auditing department, and the Board of Directors regarding the matters related to the committee’s responsibilities and duties.

Our independent registered public accounting firm, outside legal counsel and management periodically meet privately with our Audit Committee.

Each Audit Committee member is a non-employee director of our Board. The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act).

Audit Committee Financial Expert

The Board has determined that Mr. Blackey is the “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, as amended. As noted above, Mr. Blackey is independent within the meaning of Nasdaq’s listing standards. A description of Mr. Blackey’s experience is set forth above under

“Directors Continuing in Office Until the Fiscal 2013 Annual Meeting.” The designation of Mr. Blackey as the audit committee financial expert does not impose on Mr. Blackey any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Blackey as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management and the independent auditors;

(2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with and without management present; and

(3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the Securities and Exchange Commission.

Brent G. Blackey, Chair

Geoffrey O. Hartzler, M.D.

Augustine Lawlor

Compensation Committee

Our Compensation Committee consists of three directors, Mr. Friedman, as the chairperson, Mr. Brown and Ms. Trigg. All members of the Company’s Compensation Committee were appointed by the Board of Directors, and consist entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board of Directors has adopted a Compensation Committee Charter, which was last amended on February 25, 2009, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Compensation Committee include, among other things:

•	recommending the annual compensation packages, including base salaries, incentive compensation, deferred compensation and stock-based compensation, for our executive officers;

•	recommending cash incentive compensation plans and deferred compensation plans for our executive officers, including corporate performance objectives;

•	administering our stock incentive plans, and subject to board approval in the case of executive officers, approving grants of stock, stock options and other equity awards under such plans;

•	reviewing and making recommendations regarding the terms of employment agreements for our executive officers;

•	developing, recommending, reviewing and administering compensation plans for members of the Board of Directors;

•	reviewing and discussing the compensation discussion and analysis with management; and

•	preparing any Compensation Committee report required to be included in the annual proxy statement.

All Compensation Committee recommendations regarding compensation to be paid or awarded to our executive officers are subject to approval by a majority of the independent directors serving on the Board of Directors. In fiscal 2011, the Compensation Committee retained Lyons, Benenson & Company Inc.(“LB&Co.”), a third-party compensation consulting firm, to determine competitive compensation levels for our executive officers, including base salary, incentive compensation, stock options and restricted stock awards. LB&Co. performs no other work for the Company and receives no payment other than for its work in behalf of the Compensation Committee.

Our Chief Executive Officer may not be present during any Compensation Committee voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business. In fiscal 2011, the Compensation Committee met without the Chief Executive Officer present to review and determine the compensation of the Chief Executive Officer, with input from him and the Compensation Committee’s third-party compensation consultant on his annual salary, equity award compensation and cash incentive compensation for the year. For all other executive officers in fiscal 2011, the Compensation Committee met with the Chief Executive Officer to consider and determine executive compensation, based on recommendations by the Chief Executive Officer and the Compensation Committee’s third-party compensation consultant.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee consists of Messrs. Friedman and Brown and Ms. Trigg. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Governance/Nominating Committee

Our Governance/Nominating Committee consists of three directors: Mr. Brown, as the chairperson, and Drs. Hartzler and Nelson. All members of the Company’s Governance/Nominating Committee are “outside directors” for purposes of Section 162(m) of the Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board of Directors has adopted a Governance/Nominating Committee Charter, which was last amended on February 25, 2009, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Governance/Nominating Committee include, among other things:

•	developing, reviewing and revising as appropriate, for adoption by the Board, the Principles of Corporate Governance by which the Company and the Board shall be governed;

•

developing, reviewing and revising as appropriate, for adoption by the Board, the codes of ethical conduct and legal compliance by which the Company and its directors, officers, employees and agents will be governed;

•

developing and recommending to the Board policies and processes designed to provide for effective and efficient governance, including but not limited to: policies for evaluation of the Board and the chairperson; the director nomination process, including board membership criteria, minimum qualifications for directors, and stockholder nomination of directors; stockholder-director communications; stockholder communication regarding stockholder proposals; director attendance at annual meetings; and succession planning for the Chief Executive Officer, the Board chairperson and other Board leaders;

•

annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, and reporting to the Board regarding suggested changes in Board composition which will guide the committee in the selection, recruitment and recommendation of directors;

•	meeting as necessary to consider the nomination and screening of Board member candidates and evaluating the performance of the Board and its members; and

•	overseeing organization, membership and evaluation of Board committees and committee members, and making appropriate recommendations to the Board with respect to such matters.

The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance/Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance/Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. The Governance/Nominating Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Governance/Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance/Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance/Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Governance/Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance/Nominating Committee will consider director candidates recommended by stockholders. The Governance/Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To nominate a director for the fiscal 2012 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112 not later than the close of business on July 27, 2012, nor earlier than the close of business on June 27, 2012; provided, however, that in the event that the date of the fiscal 2012 annual meeting changes more than 30 days from October 25, 2012, the written proposal must be delivered not earlier than the close of business on the 120th day prior to the date of the fiscal 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the fiscal 2012 Annual Meeting or the 10th day following the day on which public announcement of the date of the fiscal 2012 Annual Meeting is first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “FOR” each of the nominees to the Board set forth in this Proposal 1. Under applicable Delaware law, the election of each nominee requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2012, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the fiscal year ended June 30, 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the fiscal 2011 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended June 30, 2011, and June 30, 2010, by PricewaterhouseCoopers LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee.

	2011	2010
Audit Fees(1)	$374,300	$281,336
Audit-Related Fees	—	—
Tax Fees(2)	—	81,894
All Other Fees(3)	1,800	57,500

	$376,100	$420,730

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Also includes fees for services rendered in connection with the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters and assistance in responding to SEC comment letters.

(2)	Tax Fees consist of fees billed in the indicated year for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(3)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions.

PRE-APPROVAL POLICIES AND PROCEDURES

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the Securities and Exchange Commission if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. Ratification of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

EXECUTIVE COMPENSATION

Overview

This section describes the material elements of the compensation awarded to, earned by or paid to our Chief Executive Officer and the two most highly compensated executive officers as determined in accordance with SEC rules, who are collectively referred to as our “named executive officers.” This discussion focuses primarily on the fiscal 2011 information contained in the Summary Compensation Table and related footnotes following the table but also describes compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for fiscal 2011.

Executive Compensation Components for Fiscal 2011

Base Salary

Base salary is an important element of our executive compensation program as it provides executives with a competitive fixed, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value. Base salaries also reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs, stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary annually at the end of each fiscal year. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendation and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Our employment agreement with David L. Martin, President and Chief Executive Officer, originally provided that his annual base salary for calendar 2008 would be $370,000 and that his base salary for subsequent years would be determined by the Board. For fiscal 2011, Mr. Martin received a base salary of $425,000. Mr. Martin’s base salary was set at an amount that we believed to be generally consistent with the base salaries paid by other growth stage medical device companies for similar positions.

Laurence L. Betterley commenced employment as our Chief Financial Officer on April 14, 2008. Pursuant to the terms of his employment agreement, Mr. Betterley originally received an annual base salary of $225,000. For fiscal 2011, Mr. Betterley received a base salary of $278,000. Mr. Betterley’s base salary was set at an amount that we believed to be generally consistent with the base salaries paid by other growth stage medical device companies for similar positions.

Robert J. Thatcher commenced employment with us in October 2005 and became Executive Vice President in August 2008. Mr. Thatcher is a party to our standard employment agreement. For fiscal 2011, Mr. Thatcher received a base salary of $275,000. Mr. Thatcher’s base salary has been set at an amount that we believe to be generally consistent with the base salaries paid by other growth stage medical device companies for similar positions.

Annual Cash Incentive Compensation for Fiscal 2011

Our annual cash incentive compensation plan is designed to reward the executive officers for achieving and surpassing the financial goals set by the Compensation Committee and Board of Directors.

The annual cash incentive plan for fiscal 2011 was adopted in the first quarter of fiscal 2011. Receipt of cash incentive compensation for fiscal 2011 was based on the Company’s achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts were split evenly between these two goals. None of the named executive officers were subject to individual goals under the plan. Target bonus levels as a percentage of base salary were 75% for the President and Chief Executive Officer and 50% for the other named executive officers. Depending upon the Company’s performance against the goals, participants were eligible to earn 50% to 150% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the Board, with no maximum payout set under the plan. The plan criteria are the same for all of the executive officers. The plan also provided “management by objective,” or MBO, targets related to certain predetermined FDA and product achievement milestones for the first six months and full year periods of fiscal 2011. Achievement of the MBO targets could result in additional cash bonuses to executive officers of 3.75% of their annual base salaries for each of the target periods.

In addition to incentives under the cash incentive plan, the Board has authority to grant additional cash bonuses of up to 10% of annual base salary for any executive officer.

Stock Option and Other Equity Awards

Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we make periodic grants of long-term compensation in the form of stock options or restricted stock to our executive officers and across our organization generally.

Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Under our 2007 Equity Incentive Plan, we may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted this plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees. For the foreseeable future, we plan to continue using restricted stock as our principal equity incentive vehicle for our executive officers, as restricted stock is less dilutive than stock options. We believe that restricted stock has been effective in retaining and motivating our executive officers. While the vesting of our restricted stock grants has been time-based, we are considering the use of performance-based vesting for future grants.

From time to time we may make grants of stock options or restricted stock to recognize promotions or consistent long-term contributions, or for other specific incentive purposes. We also occasionally grant stock options or other forms of equity awards to executive officers in connection with their initial employment.

Although we do not have any detailed stock retention or ownership guidelines, the Board and Compensation Committee generally encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management, and view our equity incentive awards as a means of furthering this goal. We will continue to evaluate whether to implement a stock ownership policy for our executive officers and directors.

Limited Perquisites; Other Benefits

It is generally our policy not to extend significant perquisites to our executives beyond the benefits that are available to our employees generally, such as our 401(k) plan, and health, dental and life insurance benefits. We have given car allowances to certain executive officers as well as moving allowances for executive officers who have relocated. We also pay our Chief Executive Officer’s commuting expenses from his home state to our headquarters in Minnesota and his housing, automobile and related expenses in Minnesota. We offered these perquisites to our Chief Executive Officer as part of a package of compensation sufficient to induce him to join the Company.

Compensation Consultant

In fiscal 2011, the Compensation Committee retained LB&Co., a third-party compensation consulting firm, to determine competitive compensation levels for our executive officers, including base salary, incentive compensation, stock options and restricted stock awards. LB&Co. reports exclusively to the Compensation Committee.

Potential Payments Upon Termination or Change of Control

Stock Options and Other Equity Awards

The majority of our equity incentive agreements provide that in the event of a change of control (defined in such agreements as the sale by us of substantially all of our assets and the consequent discontinuation of our business, or in the event of a merger, exchange or liquidation), the vesting of all equity grants will accelerate. Options become immediately exercisable and our restricted stock becomes vested as of the effective date of the change of control.

Employment Agreements

Under the terms of the employment agreement with Mr. Martin, we will pay Mr. Martin an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if Mr. Martin is terminated by us without cause, or if Mr. Martin terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Martin that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Martin’s base salary without his consent, or our failure to provide Mr. Martin the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Martin is required to execute a release of claims agreement in favor of us. Under the terms of the employment agreement with Mr. Betterley, we will pay Mr. Betterley an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if Mr. Betterley is terminated by us without cause, or if Mr. Betterley terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to Mr. Betterley that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in Mr. Betterley’s base salary without his consent, or our failure to provide Mr. Betterley the benefits promised under his employment agreement. As a condition to receiving his severance benefits, Mr. Betterley is required to execute a release of claims agreement in favor of us.

We agreed to the payment of severance benefits in the employment agreements with Mr. Martin and Mr. Betterley because they each requested these severance benefits, and we believed it was necessary to provide such benefits in order to obtain the agreements with them. We believe that other medical device manufacturers provide substantially similar severance benefits to their senior officers and that providing severance benefits to our Chief Executive Officer and Chief Financial Officer is therefore consistent with market practices. We believe that such benefits are reasonable to protect the Chief Executive Officer and Chief Financial Officer against the risk of having no compensation while they seek alternative employment following a termination of their employment with us.

Executive Officer Severance Plan

Effective June 28, 2010, we adopted the Cardiovascular Systems, Inc. Executive Officer Severance Plan. Each of our named executive officers is covered by this Severance Plan. Under the Severance Plan, if we terminate an executive officer other than for cause, as defined in the plan, the executive will receive certain severance benefits during the severance period. The severance period is 18 months for the Chief Executive Officer, 15 months for the Chief Financial Officer, and 12 months for all other executive officers. For purposes of the Severance Plan, “cause” is generally defined as the executive’s (i) failure to perform his material duties; (ii) willful or deliberate misconduct; (iii) false or materially misleading representation made to the Board; or (iv) commission of any felony. The severance benefits generally consist of the continued payment of (i) the executive’s then-current base salary; and (ii) our share of the costs of the executive’s coverage under our medical, dental, and life insurance plans. As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of us. The executive is not entitled to severance benefits if his termination is due to death or disability; if the executive is on military leave, sick leave, or another bona fide leave of absence generally not exceeding six months; or if the executive continues to provide services to us in excess of 20% of the average level of services he performed over the immediately preceding 36-month period.

The Severance Plan does not affect any other rights our executives may have to severance benefits in their employment agreements. However, an executive will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive under his employment agreement. The executive will receive benefits under his employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, however, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.

Although we have the right to amend or terminate the Severance Plan, we may not do so in any manner that diminishes the severance benefits (i) within 12 months of a change of control (the sale by us of substantially all of our assets and the consequent discontinuance of our business; a merger, exchange, liquidation or certain acquisitions; certain changes in the composition of the Board; or a definitive agreement relating to any of these); (ii) if such amendment or termination was requested by a party other than the Board, that had previously taken other steps reasonably calculated to result in a change of control and that ultimately resulted in a change of control; or (iii) if such amendment or termination arose in connection with or in anticipation of a change of control that ultimately occurs.

Summary Compensation Table for Fiscal 2011

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2011 and June 30, 2010 by each of the named executive officers

Name and Principal Position	Fiscal Year	Salary ($)	Stock awards(1) ($)	Option awards(1) ($)	Nonequity incentive plan compensation ($)	All other compensation ($)	Total ($)
David L. Martin	2011	424,095	690,626	—	348,403	71,437	1,534,561
President and Chief Executive Officer(2)	2010	395,000	972,935	335,910	221,719	97,527	2,023,091
Laurence L. Betterley	2011	277,542	289,119	—	153,669	—	720,330
Chief Financial Officer(3)(5)
Robert J. Thatcher	2011	274,634	232,374	—	152,010	—	659,018
Executive Vice President(4)	2010	262,163	353,202	45,355	98,230	—	758,950

(1)	The value of stock awards and options in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718 (formerly FAS 123(R)). The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 6 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2011 fiscal year, filed with the Securities and Exchange Commission on September 12, 2011.

(2)	The amount under “Non-Equity Incentive Plan Compensation” for Mr. Martin for 2011 consists of incentive compensation paid to Mr. Martin for company performance through June 30, 2011 under our cash incentive plan for fiscal 2011.

The amounts under “All Other Compensation” for Mr. Martin for 2011 consist of payments for housing, furniture rental, cleaning and related expenses of $49,398 and car and transportation expenses of $22,039.

(3)	The amount under “Non-Equity Incentive Plan Compensation” for Mr. Betterley for 2011 consists of incentive compensation paid for company performance through June 30, 2011, under our cash incentive plan for fiscal 2011.

(4)	The amount under “Non-Equity Incentive Plan Compensation” for Mr. Thatcher for 2011 consists of incentive compensation paid for company performance through June 30, 2011, under our cash incentive plan for fiscal 2011.

(5)	Mr. Betterley was not a named executive officer in fiscal 2010.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2011

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of June 30, 2011.

Name	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(1)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David L. Martin(2)(3)	7/17/06 8/15/06 2/15/07 6/12/07 12/12/07 3/2/09 7/16/09 7/16/09 8/13/10	71,170 38,820 349,380 90,580 242,625 32,350 — — —	— — — — — — — — —	$ $ $ $ $ $	8.83 8.83 8.83 7.90 12.15 8.75 — — —	7/16/16 8/14/16 2/14/17 6/11/17 12/11/17 3/2/19 — — —	— — — — — — 38,275 27,859 150,136	$ $ $	— — — — — — 557,284 405,627 2,185,980

Laurence L. Betterley(2)(3)	3/2/09 7/16/09 8/13/10	14,234 — —	— — —		$8.75 — —	3/2/19 — —	— 15,504 62,852	$ $	— 225,738 915,125

Robert J. Thatcher(2)(3)	10/17/05 12/19/06 4/18/07 8/7/07 12/12/07 3/2/09 7/16/09 7/16/09 8/13/10	64,700 7,764 29,762 22,645 32,350 11,646 — — —	— — — — — — — — —	$ $ $ $ $ $	12.37 8.83 8.83 7.90 12.15 8.75 — — —	10/16/15 12/18/16 4/17/17 8/6/17 12/11/17 3/2/19 — —	— — — — — — 12,596 11,087 50,516	$ $ $	— — — — — — 183,398 161,427 735,513

(1)	See Note 6 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC on September 12, 2011, for a discussion of the methodology for determining the exercise price.

(2)	Certain of our stock option agreements provide that in the event of a change of control (the sale by the company of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange or liquidation), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control.

(3)	Restricted stock awards vest at the rate of one-third per year starting on the first anniversary of the grant date, except the July 2009 restricted stock awards with unvested shares of 27,859 and 11,087 to Messrs. Martin and Thatcher, respectively, which vested completely on July 16, 2011. The market value of unvested shares outstanding at fiscal-year end reflects the closing price of $14.56 per share of the Company’s common stock on June 30, 2011.

DIRECTOR COMPENSATION

During the year ended June 30, 2011, each of our non-employee members of the Board received the following compensation:

•

Retainers of $40,000 for service as a board member; $20,000 for service as a chairman of a board committee; $10,000 for service as a member of a board committee; and $1,200 per board or committee meeting attended in the event that more than twelve of such meetings are held during the period. We may pay these retainers in cash or permit directors to elect to receive the value of the retainers in our common stock.

•

A restricted stock unit award with a value of $100,000 payable, in our discretion, in cash or in shares of our common stock. We provide for the restricted stock unit payment, whether paid in cash or shares of common stock, to be made (in a lump sum if paid in cash) within 30 days following the six-month anniversary of the termination of the director’s board membership.

In addition, the Chairman of the Board receives an annual retainer of $40,000, which may, at the election of the Chairman, be paid in shares of common stock based on the fair market value of the Company’s common stock on the date of payment. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.

Director Compensation Table for Fiscal 2011

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended June 30, 2011.

Name	Fees Earned or Paid in Cash or Stock ($)	Stock Awards (1)(2) ($)	Option Awards (1)(2)(3) ($)	Total ($)
Brent G. Blackey	$60,000	$100,000	—	$160,000
Edward M. Brown	$70,000	$100,000	—	$170,000
John H. Friedman	$60,000	$100,000	—	$160,000
Geoffrey O. Hartzler, M.D.	$60,000	$100,000	—	$160,000
Roger J. Howe (4)	$40,000	$50,000	—	$90,000
Augustine Lawlor	$50,000	$100,000	—	$150,000
Glen D. Nelson, M.D.	$90,000	$100,000	—	$190,000
Leslie Trigg	$40,904	$61,500	—	$102,404

(1)	The value of stock awards and options in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718 (formerly FAS 123(R)). The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 6 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2011 fiscal year, filed with the Securities and Exchange Commission on September 12, 2011.

(2)	The aggregate number of restricted stock units held by each of the directors and former directors listed in the table above as of June 30, 2011, was as follows: Mr. Blackey, 39,081 shares; Mr. Brown, 37,344 shares; Mr. Friedman, 39,081 shares; Dr. Hartzler, 39,081 shares; Dr. Howe, 22,776 shares; Mr. Lawlor, 37,344 shares; Dr. Nelson, 39,081 shares; and Ms. Trigg, 6,707 shares. All of these awards represent restricted stock units granted to such directors and former directors on March 2, 2009, July 16, 2009 and August 13, 2010, except for Ms. Trigg’s award, which was granted on January 18, 2011.

(3)	The aggregate number of shares subject to outstanding option awards held by each of the directors and former directors listed in the table above as of June 30, 2011, was as follows: Mr. Blackey, 45,290 shares; Mr. Friedman, 58,229 shares; Dr. Hartzler, 129,275 shares; Dr. Howe, 174,834 shares; Dr. Nelson, 48,524 shares; and Ms. Trigg, 6,470 shares. Messrs. Brown and Lawlor did not hold any shares subject to outstanding option awards on June 30, 2011.

(4)	Dr. Howe served until the term of his directorship ended on November 18, 2010.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its written charter, the Audit Committee has the responsibility to review and approve all transactions to which a related party and we may be a party prior to their implementation to assess whether such transactions meet applicable legal requirements. Since July 1, 2010, there were no related party transactions arising or existing requiring disclosure under applicable Nasdaq listing standards or SEC rules and regulations.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 30, 2011, certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;

•	Each executive officer named in the Summary Compensation Table on page 21 who in this proxy statement are collectively referred to as the “named executive officers;”

•	Each of our directors (including nominees); and

•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 17,696,121 shares of CSI common stock outstanding on August 30, 2011. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota 55112.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Nominees
David L. Martin(1)	1,120,905	6.1%
Laurence L. Betterley(2)	174,395	1.0%
Robert J. Thatcher(3)	281,048	1.6%
Brent G. Blackey(4)	93,385	*
Edward Brown(5)	140,409	*
John H. Friedman(6)	1,319,342	7.3%
Geoffrey O. Hartzler, M.D.(7)	246,163	1.4%
Augustine Lawlor(8)	439,501	2.5%
Glen D. Nelson, M.D.(9)	1,261,106	6.8%
Leslie L. Trigg(10)	16,773	*
All Directors, Nominees and Executive Officers as a Group (13 individuals)(11)	5,561,728	27.3%
5% Stockholders
Easton Capital Investment Group(12)	1,311,342	7.3%
Discovery Group I, LLC(13)	1,149,751	6.5%

*	Less than 1% of the outstanding shares.

(1)	Includes 824,925 shares issuable upon the exercise of options exercisable within 60 days of August 30, 2011, and 186,470 shares of restricted stock that are subject to a risk of forfeiture.

(2)	Includes 14,234 shares issuable upon the exercise of options exercisable within 60 days of August 30, 2011, and 273,226 shares of restricted stock that are subject to a risk of forfeiture.

(3)	Includes 171,912 shares issuable upon the exercise of options and warrants exercisable within 60 days of August 30, 2011, and 55,549 shares of restricted stock that are subject to a risk of forfeiture.

(4)	Includes 76,182 shares issuable upon the exercise of options and warrants exercisable within 60 days of August 30, 2011. Does not include 39,081 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Blackey’s board membership.

(5)	Includes 56,307 shares issuable upon the exercise of warrants exercisable within 60 days of August 30, 2011. Does not include 37,344 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Brown’s board membership.

(6)	Includes 421,023 shares and 259,450 shares issuable upon the exercise of warrants exercisable within 60 days of August 30, 2011 held by Easton Hunt Capital Partners, L.P., and 421,023 shares and 151,617 shares issuable upon the exercise of warrants exercisable within 60 days of August 30, 2011 held by Easton Capital Partners, LP. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its General Partner, EHC, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. Investment decisions of Easton Capital Partners, LP are made by its General Partner, ECP GP, LLC, through its manager ECP GP, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. and ECP GP, Inc. Mr. Friedman shares voting and investment power of the shares owned by Easton Hunt Capital Partners, L.P. and Easton Capital Partners, L.P. Also includes 58,229 shares issuable upon the exercise of options exercisable within 60 days of August 30, 2011 issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. Mr. Friedman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Does not include 39,081 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Friedman’s board membership, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group.

(7)	Includes 129,275 shares issuable upon the exercise of options exercisable within 60 days of August 30, 2011. Does not include 39,081 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Hartzler’s board membership.

(8)	Includes 361,235 shares held by HealthCare Ventures VI, L.P. and 74,670 shares held by HealthCare Ventures VIII, L.P. Mr. Lawlor is a general partner of HealthCare Partners VI, L.P., which is the general partner of HealthCare Ventures VI, L.P. Mr. Lawlor is a managing director of HealthCare Partners VIII, LLC, which is the general partner of HealthCare Partners VIII, L.P., which is the general partner of HealthCare Ventures VIII, L.P. Mr. Lawlor disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Does not include 37,344 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Lawlor’s board membership.

(9)	Includes 48,524 shares issuable upon the exercise of options exercisable within 60 days of August 30, 2011. Also includes 258,655 shares and 680,602 shares issuable upon the exercise of warrants exercisable within 60 days of August 30, 2011, held by GDN Holdings, LLC, of which Dr. Nelson is the sole owner. Does not include 39,081 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Nelson’s board membership. Dr. Nelson has pledged 125,151 shares as collateral for a revolving line of credit under a security agreement dated July 15, 2011 between Wells Fargo Bank, N.A. and Dr. Nelson, as trustee of the Revocable Trust of Glen D. Nelson.

(10)	Includes 7,215 shares issuable upon the exercise of options and warrants exercisable within 60 days of August 30, 2011, and 2,666 shares of restricted stock that are subject to a risk of forfeiture. Does not include 6,707 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of termination of Ms. Trigg’s board membership.

(11)	Includes 2,707,154 shares issuable upon the exercise of options and warrants exercisable within 60 days of August 30, 2011, and 686,399 shares of restricted stock that are subject to a risk of forfeiture.

(12)

Includes 421,023 shares and 259,450 shares issuable upon the exercise of warrants exercisable within 60 days of August 30, 2011 held by Easton Hunt Capital Partners, L.P., and 421,023 shares and 151,617 shares issuable upon the exercise of warrants exercisable within 60 days of August 30, 2011 held by Easton Capital Partners, LP. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its General Partner, EHC, Inc. Mr. Friedman, one of the Company’s directors, is the President and Chief Executive Officer of EHC, Inc. Investment decisions of Easton Capital Partners, LP are made by its General Partner, ECP GP, LLC, through its manager ECP GP, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. and ECP GP, Inc. Mr. Friedman shares voting and investment power of the shares owned by Easton Hunt Capital Partners, L.P. and Easton Capital Partners, L.P. Also includes 58,229 shares issuable upon the exercise of options exercisable within 60 days of August 30, 2011, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. Mr. Friedman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Does not include 39,081 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Friedman’s board membership, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. The address for the entities affiliated with Easton Capital Investment Group is 767 Third Avenue, 7th Floor, New York, New York, 10017.

(13)	Discovery Group I, LLC (“Discovery Group”) is the sole general partner of Discovery Equity Partners, L.P. (the “Partnership” and collectively, the “Partnerships”) and has sole discretionary investment authority with respect to the Partnership’s investment in the Common Stock. Messrs. Daniel J. Donoghue and Michael R. Murphy are the sole managing members of Discovery Group. As a consequence, Discovery Group and Messrs. Donoghue and Murphy may be deemed to share beneficial ownership of all of the shares of Common Stock owned by both of the Partnerships, while the Partnership shares beneficial ownership with Discovery Group and Messrs. Donoghue and Murphy of only the shares of Common Stock owned by it. The address for the reporting persons is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, the officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2011 and thereafter prior to September 12, 2011, except for the following:

•

On August 18, 2010, Robert J. Thatcher, Paul A. Koehn, Scott W. Kraus, and Edward Brown each filed an amended Form 4 to correct certain inaccuracies in their respective Forms 4 originally filed August 17, 2010 relating to transactions that occurred on August 13, 2010;

•	Leslie Trigg filed one late Form 3 on January 20, 2011 to report holdings upon becoming a director November 18, 2010; and

•

On September 9, 2011, John Friedman filed an amendment to his Form 3 to add indirect beneficially owned securities, and on the same date, Mr. Friedman filed a late Form 4 to report the exercise on July 18, 2011 of indirect beneficially owned warrants.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the equity compensation plan information as of June 30, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,025,709	$10.58	51,561
Equity compensation plans not approved by security holders(2)	2,735,714	$8.94	—

TOTAL	5,761,423	$9.80	51,561

(1)	Includes 50,723 shares of common stock available for issuance under the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), and 838 shares of common stock available for issuance under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”), at June 30, 2011.

The 2007 Plan includes a renewal provision whereby the number of shares shall automatically be increased on the first day of each fiscal year beginning July 1, 2008, and ending July 1, 2017, by the lesser of (i) 970,500 shares, (ii) 5% of the outstanding common shares on such date, or (iii) a lesser amount determined by the Board. Effective on July 1, 2011 the number of shares available for grant was increased by 849,353 under the 2007 Plan’s renewal provision.

The ESPP allows for an annual increase in reserved shares on July 1 equal to the lesser of (i) one percent of the outstanding common shares outstanding (ii) 180,000 shares, provided that the Board may designate a smaller amount of shares to be reserved. Effective on July 1, 2011, 169,871 shares were added to ESPP.

(2)	Represents outstanding warrants to selling agents and investors issued in connection with financing transactions, warrants issued to former preferred stockholders in connection with the merger, and non-qualified stock options granted to employees, directors and consultants outside of the 2007 Plan and our other equity incentive plans. For information regarding these warrants and options, refer to our consolidated financial statements for the fiscal years ended June 30, 2011 and 2010.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Compensation Committee and our Board of Directors.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this Proposal 3. Abstentions will have the same effect as votes against Proposal 3. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2011 Summary Compensation Table and the other related tables and disclosure.”

While the Board of Directors and especially the Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers in this Proposal 3, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act also provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

After careful consideration, the Board of Directors recommends advisory votes on the compensation of the Company’s named executive officers every three years. The Board of Directors believes an advisory vote on named executive officer compensation every three years is the best approach for the Company and its stockholders based on a number of considerations. Among these considerations are the following:

•

An advisory say-on-pay vote at every third annual meeting would provide stockholders an opportunity to vote in a more informed and thoughtful manner based on a long-term analysis of our compensation program.

•

A three-year vote cycle gives the Board of Directors and the Compensation Committee sufficient time to respond to the feedback of stockholders and implement any changes to our executive compensation policies and procedures. The Board believes that we and stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

•	The Board of Directors does not believe that an annual cycle would allow for a meaningful evaluation of our performance compared to our compensation practices.

This vote is advisory and not binding on the Company or our Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on named executive officer compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every “1 year,” “2 years” or “3 years,” or abstaining). Our stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

VOTE REQUIRED

The Board of Directors recommends that you vote for the option of “3 years” as the preferred frequency of future advisory votes on named executive officer compensation.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 2011 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO CSI’S SECRETARY AT 651 CAMPUS DRIVE, ST. PAUL, MINNESOTA 55112.

OTHER MATTERS

The Board of Directors and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

David L. Martin

President, Chief Executive Officer and Director

St. Paul, Minnesota

September 12, 2011

The Stockholder Letter, Annual Report on Form 10-K, Notice & Proxy Statement are available online at:

http://www.csi360proxy.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Stockholder Letter, Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

CARDIOVASCULAR SYSTEMS, INC
Annual Meeting of Stockholders
October 25, 2011 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David L. Martin and Laurence L. Betterley, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on October 25, 2011, at 10:00 a.m. (Central Daylight Time), and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this Proxy will be voted "FOR" Proposal Nos. 1, 2 and 3, and "3 Years" for Proposal No. 4.

Continued and to be signed on reverse side

0000114312_2 R1.0.0.11699

CARDIOVASCULAR SYSTEMS, INC
ATTN: JAMES FLAHERTY
651 CAMPUS DRIVE
ST PAUL, MN 55112

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Geoffrey O. Hartzler,MD 02 David L. Martin 03 Glen D. Nelson,MD

The Board of Directors recommends you vote FOR proposals 2 and 3:

		For	Against	Abstain
2	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2012.	☐	☐	☐
3	Proposal to cast a non-binding advisory vote on the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

		1 year	2 years	3 years	Abstain
4	Proposal to cast a non-binding advisory vote on the frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Proposal 1 is to elect Class III directors to hold office until the 2014 Annual Meeting of Stockholders. In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000114312_1 R1.0.0.11699